UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
September 17, 2025

Bakkt Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39544	98-1550750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10000 Avalon Boulevard, Suite 1000, Alpharetta, Georgia	30009
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (678) 534-5849

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	BKKT	The New York Stock Exchange
Warrants to purchase Class A Common Stock	BKKT WS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 17, 2025, De’Ana Dow resigned, effective immediately, as a director of Bakkt Holdings, Inc. (the “Company”) and as a member of the Audit and Risk Committee of the Company’s Board of Directors (the “Board”). Ms. Dow’s resignation was not because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Upon Ms. Dow’s resignation from the Board, and in recognition of her service during the current annual director compensation cycle, 10,500 of Ms. Dow’s unvested RSUs granted in respect of the current annual director compensation cycle vested on her separation date.
On September 17, 2025, the Board, upon the recommendation of its Nominating and Corporate Governance Committee, appointed Michael Alfred to serve as a Class II director, filling the vacancy created by Ms. Dow’s resignation.
The Board has determined that Mr. Alfred is independent and meets the applicable independence requirements of the New York Stock Exchange.
There are no transactions between the Company and Mr. Alfred that would require disclosure under Item 404(a) of Regulation S-K. There are no understandings or arrangements between Mr. Alfred or any other person pursuant to which Mr. Alfred was selected to serve as a director of the Board.
Mr. Alfred, age 44, is a private investor and advisor. Since 2021, he has served on the Board of Directors of IRENE Limited (NASDAQ: IREN), an AI data center developer and Bitcoin miner. Previously, he served as the Chief Executive Officer of Digital Assets Data, Inc., a financial technology and data company building enterprise-grade software and data feeds for the digital asset ecosystem, from when he co-founded the company in January 2018 through its sale to New York Digital Investment Group LLC in November 2020. Mr. Alfred has served as an Advisor to the Chief Executive Officer of Amenify Corporation, a real estate technology company, since July 2020. From October 2016 to January 2018, Mr. Alfred was a Managing Director and member of the five-person executive committee for Strategic Insight, Inc., a provider of data and software to the global asset management industry, which was acquired by Institutional Shareholder Services (ISS) in 2019. Prior to that, Mr. Alfred served as the Chief Executive Officer of BrightScope, Inc., a financial information company providing 401(k) analyses and tools for retirement plan participants, sponsors and advisors, from when he co-founded the company in February 2008 until it was acquired by Strategic Insight, Inc. in October 2016. Prior to co-founding BrightScope, Inc., Mr. Alfred served as Co-Founder and Portfolio Manager of Alfred Capital Management, LLC, a registered investment advisor serving high net worth individuals. Mr. Alfred also is a principal investor in a variety of industries, including technology and consumer products. Mr. Alfred has served on the boards of Crestone Group, LLC, a national artisan bakery, since March 2015, and Eaglebrook Advisors, Inc., a tech-driven digital asset management platform for financial advisors and their clients, since September 2019. Mr. Alfred received a Bachelor of Arts degree in History from Stanford University.
Mr. Alfred will receive the standard non-employee director compensation for serving on the Board. The specific terms of such compensation were described in the Company’s proxy statement on Schedule 14A for the Company’s 2025 Annual Meeting of Stockholders, filed with the U.S. Securities and Exchange Commission on April 28, 2025.
In connection with the appointment of Mr. Alfred as a member of the Board, the Company will enter into an Indemnification Agreement with Mr. Alfred pursuant to which the Company will agree to indemnify Mr. Alfred to the fullest extent permitted under Delaware law against liability that may arise by reason of his service to the Company and to advance his expenses incurred as a result of any proceeding against him to which he could be indemnified.
The foregoing description of the Indemnification Agreement is qualified in its entirety by reference to the full text of such Indemnification Agreement, the form of which is filed as Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on October 21, 2021 and incorporated in this Item 5.02 by reference.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
Dated: September 22, 2025

BAKKT HOLDINGS, INC.

By:	/s/ Marc D'Annunzio
Name:	Marc D’Annunzio
Title:	General Counsel and Secretary